EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Shire plc’s Registration Statements on Form S-8 (Nos. 333-09168, 333-93543, 333-60952, 333-91552, 333-111579, 333-129961, 333-129960 and 333-111108), Form S-4 (No. 333-55696) and Form S-3 (Nos. 333-72862-01, 333-38662 and 333-39702) of our report dated March 1, 2007 which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle as discussed in Note 31 and restatement as discussed in Note 3(a), appearing in this Annual Report on Form 10-K of Shire plc for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Reading, United Kingdom
March 1, 2007